                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or 240.14a-12
                             Siliconix incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                            [Siliconix Letterhead]


April 25, 1997



Dear Shareholder:


     We are pleased to invite you to attend the 1997 Annual Meeting of Shareholders of Siliconix incorporated, which will be held in the main auditorium at the Company's corporate headquarters, 2201 Laurelwood Road, Santa Clara, California, on Friday, June 6, 1997, at 4:00 p.m. California time.

     The Annual Report for the year 1996 is enclosed. At the shareholders' meeting, we will discuss in more detail the subjects covered in the Annual Report as well as other matters of interest to shareholders.

     The enclosed Proxy Statement explains the items of business to come formally before the meeting. As a shareholder, it is in your best interest to express your views regarding these matters by signing and returning your proxy. This will ensure the voting of your shares if you do not attend the meeting.

     Whether or not you plan to attend the meeting, please sign the proxy card and return it promptly in the enclosed envelope. It requires no stamp if mailed in the United States. You may revoke any proxy you give at any time before it is exercised at the meeting.


Sincerely yours,

/s/ RICHARD J. KULLE


Richard J. Kulle
President and Chief Executive Officer

                             [Siliconix Letterhead]



   NOTICE OF ANNUAL
MEETING OF SHAREHOLDERS
    JUNE 6, 1997


TO THE SHAREHOLDERS OF SILICONIX INCORPORATED:

     Notice is hereby given that the Annual Meeting of Shareholders of Siliconix incorporated will be held in the main auditorium at the Company's corporate headquarters, 2201 Laurelwood Road, Santa Clara, California, on Friday, June 6, 1997 at 4:00 p.m. California time, for the following purposes:


    1. To elect directors for the ensuing year.

    2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's auditors for the fiscal year ending December 31, 1997.

    3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.


     The Board of Directors intends to nominate as directors those individuals listed in the attached Proxy Statement under the heading "Nominees." April 18, 1997 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting and to receive notice thereof.


By Order of the Board of Directors



David M. Achterkirchen
Secretary

Santa Clara, California
April 25, 1997



     Please date, sign and return the enclosed proxy in the enclosed envelope. If you plan to attend in person, please indicate this by checking the space provided on the proxy.

       PROXY
     STATEMENT

ANNUAL MEETING OF SHAREHOLDERS OF SILICONIX INCORPORATED
JUNE 6, 1997

SOLICITATION AND VOTING RIGHTS

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of your proxy for use at the Annual Meeting of Shareholders on Friday, June 6, 1997, at 4:00 p.m., and at all adjournments thereof, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. This Proxy Statement is first being distributed to shareholders on approximately May 1, 1997. The Company will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.

     The Company, a corporation existing and organized under the laws of the State of Delaware, has one class of equity securities issued and outstanding, consisting of 9,959,680 shares of common stock, $0.01 par value (the "Common Stock"). All of the shares of Common Stock are voting shares, but only those shareholders of record as of the record date, April 18, 1997, will be entitled to notice of and to vote at the meeting and at any and all postponements or adjournments of the meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum for the purpose of transacting business at the meeting.

     Each shareholder is entitled to one vote for each share of Common Stock held by such shareholder of record on each matter which may come before the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In matters other than the election of directors, abstentions are counted as votes against in tabulations of the votes cast on proposals to the shareholders; votes withheld have no legal effect and broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised. Proxies may be revoked by giving written notice to the Secretary of the Company and the issuance of a subsequent proxy will revoke any prior proxy even though written notice of revocation is not given.

     The "Company" and "Siliconix incorporated" refer to Siliconix incorporated, a Delaware corporation, or the predecessor California corporation of the same name.


PROPOSAL 1 ELECTION OF DIRECTORS

     At the Annual Meeting of Shareholders to be held on Friday, June 6, 1997, the Company will present a slate of six nominees for election to the Board of Directors. Except as hereinafter stated, management will vote the shares represented by the enclosed proxy for the six nominees to the Board of Directors named below, unless indication to the contrary is marked thereon. In the event of the death, disqualification, or refusal or inability of any of such nominees to serve, it is the intention of the persons named in the enclosed proxy to vote for the election of such other person or persons as the persons named in the enclosed proxy determine in their discretion. The Board of Directors has no reason to believe that such nominees will be unable or will decline to serve if elected.

NOMINEES

     The following sets forth the name, age and principal occupation of each nominee, his position with the Company and business experience during the past five years, and the year each was first elected a director of the Company.



Nominee                                 Age     Business Experience During Past Five Years
------------------------------------------------------------------------------------------------------------------------------------
Hanspeter Eberhardt                     60      Senior Vice President of the Semiconductor Division of TEMIC TELEFUNKEN
                                                microelectronic GmbH (since 1993); Division Director of TEMIC TELEFUNKEN microelectronic GmbH (1992-1993); Director of the Semiconductor Division
                                                (Microelectronics) of TELEFUNKEN electronic GmbH (1989-1992); director of
                                                Siliconix since 1991.

Richard J. Kulle                        52      Chairman of the Discrete Components Division of the Semiconductor Division of
                                                TEMIC TELEFUNKEN microelectronic GmbH and Acting Director of the Infrared
                                                Data Communications Product Unit of the TEMIC Semiconductors Discrete
                                                Components Division (since 1996); and President and Chief Executive Officer of
                                                Siliconix incorporated (since 1990); Vice President, Operations of the Semiconductor
                                                Division of TEMIC TELEFUNKEN microelectronic GmbH (1993-1996); director of
                                                Siliconix since 1990.

Frank Maier                             59      Member of the Board of Management of AEG Aktiengesellschaft (since 1989)
                                                and President and Chief Executive Officer of TEMIC TELEFUNKEN microelectronic
                                                GmbH (since 1992); President and Chief Executive Officer of TELEFUNKEN
                                                electronic GmbH (1984-1992); director of Siliconix since 1988.

Michael Muehlbayer                      42      Executive Vice President and Chief Financial Officer of TEMIC TELEFUNKEN
                                                microelectronic GmbH (since 1997); Vice President Finance and Controlling of
                                                MTU Motoren- und Turbinen-Union Friedrichshafen GmbH (1994-1997);
                                                Vice President, Office of Chief Financial Officer of Daimler-Benz AG
                                                (1991-1994); proposed for election at the 1997 Annual Meeting

Robert L. Wehrli                        75      Business and technical consultant (since 1980); director of PECO Controls and Etec Systems, Inc.; director of Siliconix since 1981.

Peter Westrick                          62      Retired; President and Chief Executive Officer of AEG Corporation (1992-1996);
                                                President and Chief Executive Officer of AEG France S.A. (1979-1992); director of
                                                Siliconix since 1993.
------------------------------------------------------------------------------------------------------------------------------------



DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors met four times in person in 1996 and took action by unanimous written consent on one occasion in that year. Each director attended at least 75% of the meetings of the Board of Directors and of the committees, if any, of which he was a member.

     The Audit Committee of the Board of Directors, consisting of Messrs. Kulle, Maier and Wehrli, met once in 1996. The principal functions of that committee were to select a firm of independent certified public accountants to perform an audit of the Company's financial statements; to review, in consultation with the independent auditors, the scope and results of and the compensation for such audit, together with any non-audit services performed by them; to review the Company's accounting policies and any changes thereof; and to consult with the independent auditors and Company management, separately as appropriate, with regard to the adequacy of the Company's internal controls.

     The Compensation Committee of the Board of Directors, consisting of Messrs. Kulle, Maier and Wehrli, met four times in person in 1996. Its principal functions were to make recommendations to the Board of Directors as to remuneration arrangements, including bonuses, for officers and other employees. See also "Report of Compensation Committee" below.


THE BOARD OF DIRECTORS HAS NO STANDING NOMINATING COMMITTEE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES.

SECURITY OWNERSHIP

     The following table shows the amount of Common Stock of the Company beneficially owned, as of April 18, 1997, by the only person who to the knowledge of the Company is the beneficial owner of more than 5% of the outstanding Common Stock of the Company. Such person has sole investment and voting power with respect to the shares shown.


Name and Address of Beneficial Owner    Amount Beneficially Owned   Percent of Class
------------------------------------------------------------------------------------
AEG Capital Corporation                       8,010,000                   80.4%
375 Park Avenue, Suite 3001
New York, NY  10152
------------------------------------------------------------------------------------



     The following table shows the number and percentage of shares of Common Stock beneficially owned, as of April 18, 1997, by (i) each current director and nominee for director, (ii) each executive officer named in the compensation table below under "Compensation of Officers and Directors" and
(iii) all directors and executive officers as a group. Each person has sole investment and voting power with respect to the shares shown.


Name of Beneficial Owner           Amount Beneficially Owned        Percent of Class
------------------------------------------------------------------------------------
Hanspeter Eberhardt                           0                              0

Richard J. Kulle                            32,333                           *

Frank Maier                                  1,479                           *

Michael Muehlbayer                             0                              0

Robert L. Wehrli                             3,068                           *

Peter Westrick                               1,900                           *

King Owyang                                  3,583                           *

Juergen Biehn                                2,000                           *

G. Thomas Simmons                            1,000                           *

All directors and executive officers        45,363                           *
as a group (nine persons)
------------------------------------------------------------------------------------

*LESS THAN 1%.

COMPENSATION OF OFFICERS AND DIRECTORS

     The following table shows, as to the Chief Executive Officer and each of the three other most highly compensated executive officers whose salary plus bonus for 1996 exceeded $100,000, information concerning compensation paid for services to the Company in all capacities during the fiscal year ended December 31, 1996, as well as the total compensation paid to each such individual for the Company's previous two fiscal years (if such person was the Chief Executive Officer or an executive officer, as the case may be, during any part of such fiscal year).

SUMMARY COMPENSATION TABLE



                                            Annual Compensation                Long Term
Name and Principal Position  Year      Salary      Bonus      Other Annual    Compensation        All Other
                                                              Compensation    LTIP Payouts      Compensation(1)
----------------------------------------------------------------------------------------------------------------
Richard J. Kulle             1996     $400,456    $226,005     $195,198(2)      $160,125           $18,884
President and Chief          1995     $392,491(3) $198,907     $329,622(4)      $180,125           $23,820
Executive Officer            1994     $395,380    $153,557        (5)           $      0           $14,830

King Owyang                  1996     $324,011    $173,895     $171,172(6)      $ 76,200           $18,884
Executive Vice President     1995     $283,067    $200,619     $172,206(7)      $ 80,500           $22,818
                             1994     $270,576    $ 92,618        (5)           $      0           $13,478

Juergen Biehn                1996     $253,677    $169,739     $162,272(8)      $ 66,210           $ 2,700
Chief Financial Officer      1995     $228,760    $176,514     $192,049(9)      $ 73,550           $ 1,728
                             1994     $231,900    $ 72,083        (5)           $      0           $     0

G. Thomas Simmons            1996     $271,487    $146,526     $122,203(10)     $ 50,625           $19,856
Vice President, Marketing    1995     $243,881    $143,869        (5)           $      0           $22,547
                             1994(11) $ 58,803    $ 15,578        (5)           $      0           $ 2,826
------------------------------------------------------------------------------------------------------------------

(1)The Company does not have any stock option or stock purchase plans. All Other Compensation includes Company contributions to the individuals' respective Tax Deferred Savings Plan and Profit Sharing Plan accounts, and payment by the Company of group term life insurance premiums on their behalf. In 1996 these amounts were--Kulle: TDSP, $4,500; PSP, $12,656; insurance, $1,728; Owyang: TDSP, $4,500; PSP, $12,656; insurance, $1,728; Biehn:
insurance, $2,700; and Simmons: TDSP, $4,500; PSP, $12,656; insurance, $2,700.

(2)This amount includes $60,629 paid for reimbursement of income taxes for 1996.

(3)This amount includes $39,232 of compensation for accrued but unused vacation time.

(4)This amount includes $90,000 of forgiven real estate loans and $199,958 paid for reimbursement of income taxes for 1995 and prior years.

(5)Other Annual Compensation includes amounts paid for car allowances, reimbursement of certain medical expenses and income taxes, and other personal benefits. In these cases, the amounts totaled less than the lesser of (i) 10% of each officer's salary plus bonus for the year or (ii) $50,000.

(6)This amount includes $50,364 paid for reimbursement of income taxes for 1996 and $80,000 of forgiven real estate loans.

(7)This amount includes $62,000 of forgiven real estate loans and $95,663 paid for reimbursement of income taxes for 1995 and prior years.

(8)This amount includes $60,000 for a forgiven real estate loan.

(9)This amount includes $69,572 paid for reimbursement of income taxes for 1995 and prior years.

(10)This amount includes $60,000 for a forgiven real estate loan.

(11)Mr. Simmons joined the Company in October 1994.

     The following table shows, as to the Chief Executive Officer and each of the three other executive officers named in the Summary Compensation Table above, information concerning awards granted under the Company's long-term incentive plan (the Key Professional Performance Unit Plan) in the fiscal year ended December 31, 1996.

                                           Performace or      Estimated Future Payouts under Non-Stock Price-Based Plans
Name                    Number of        Other Period Until      Threshold             Target             Maximum
                    Performance Units  Maturation or Payout
------------------------------------------------------------------------------------------------------------------------
Richard J. Kulle          1,365             1996-1998             $68,250             $136,500            $204,750

King Owyang                 600             1996-1998             $30,000             $ 60,000            $ 90,000

Juergen Biehn               440             1996-1998             $22,000             $ 44,000            $ 66,000

G. Thomas Simmons           508             1996-1998             $25,400             $ 50,800            $ 76,200

------------------------------------------------------------------------------------------------------------------------


     Participation in the Key Professional Performance Unit Plan is limited to 39 key employees who may be expected to have a substantial opportunity to influence the performance of the Company. The plan provides for cash bonuses to be paid to the participants. The amount paid to any participant in the plan is a measure of the extent to which specified corporate objectives are achieved over a three-year period, beginning in the year in which the award of performance units is made. The corporate objectives consist of the attainment of goals relating to one or more of the following performance measures: (1) bookings, (2) revenues, (3) earnings before taxes, (4) return on net assets, (5) return on equity, (6) shareholder return and (7) net revenue per employee. The Compensation Committee will determine the target level of performance that must be achieved with respect to each performance goal in order for that performance goal to be considered attained.

PENSION CONTRACTS

     In January 1995, TEMIC TELEFUNKEN microelectronic GmbH, an affiliate of the Company, granted a Pension Contract to Mr. Kulle. Under the terms thereof, Mr. Kulle's benefits at the normal retirement age of 65 are determined by the "Pension Group" to which he has been assigned and his years of service. Based on Mr. Kulle's current Pension Group, he would be entitled to an annual pension of approximately $25,200 at age 65.

     Mr. Biehn also has a Pension Contract that was granted by AEG AG, another affiliate of the Company. The successor in interest of AEG AG is EHG. Mr. Biehn's benefits at retirement under this Pension Contract are not presently determinable; however, as his current employer, the Company contributed $6,845 to Mr. Biehn's EHG pension account for 1996.

DIRECTORS' COMPENSATION

     During 1996, the Chairman of the Board received a $3,500 quarterly retainer plus $1,500 for each directors' meeting attended, and each other non-employee director received a $2,250 quarterly retainer plus $1,000 for each directors' meeting attended. The Company reimburses directors who are not employees of the Company or any affiliated corporation the expenses incurred by them in attending Board and committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Company's Board of Directors are Messrs. Kulle, Maier and Wehrli. Mr. Kulle is the President and Chief Executive Officer of the Company. Messrs. Maier and Wehrli are non-employee directors.

REPORT OF COMPENSATION COMMITTEE

     The Board of Directors has delegated responsibility for determining executive pay to a Compensation Committee. During 1996, this committee consisted of three Board members, Messrs. Kulle, Maier and Wehrli. Mr. Kulle was the only employee director of this Committee, and he was excused from any discussion involving his own compensation or benefits.

     The responsibilities of the Compensation Committee are:

         - Establish salary levels for all executives of the Company

         - Administer the Company's Key Professional Incentive Bonus Plan

         - Administer the Company's Key Professional Performance Unit Plan

         - Administer the Company's Qualified Retirement Plan

         - Establish general wage increase targets for each fiscal year

         - Recommend and/or approve all special bonuses or awards

     The Compensation Committee met concurrently with each meeting of the full Board in 1996.

EXECUTIVE COMPENSATION GENERALLY

     Executives of the Company are compensated by base salary and annual cash incentives (under the Key Professional Incentive Bonus Plan, the Key Professional Performance Unit Plan and otherwise), as well as other benefits generally offered to executives by large corporations, such as car allowances and reimbursement of certain expenses. The amount paid to any participant in the Key Professional Incentive Bonus Plan is a measure of two performance components, (i) achievement of corporate objectives, which consist of several components and will be identical for all participants in the plan, and (ii) achievement of personal goals, which will be unique for each individual participant. If a target objective is not met, its influence on the awards to be made is eliminated and the bonus pool is correspondingly reduced. The amount paid to any participant in the Key Professional Performance Unit Plan depends on the achievement of corporate objectives over a three-year period. These objectives consist of several components. If a target objective is not met, its influence on the awards to be made is eliminated and the bonus pool is correspondingly reduced.

     The Compensation Committee evaluates both Company and individual executive performance against the Company's plan for the year and surveys like industry practices at each facility location. Performance against plan is the easiest measure to use since the Company prepares a three-year plan each year. The general Company performance, as well as individual performance, is used to establish relative contribution for each executive.

     The more difficult task in determining executive compensation is determining levels relative to like industry practices within the community. The Company contracts with a local compensation consulting firm each year in order to determine low, average and high compensation levels for each executive position. These relative numbers include such factors as company location, company size, individual responsibilities and other executive benefits. The consulting firm's reports include salaries, bonuses and total compensation for each measured period. These reports are then used by the Compensation Committee to determine appropriate salary changes and bonuses for the current year. The reports are used also to inform the full Board of Directors of relative compensation levels. Executive salaries are typically adjusted effective January 1 of each year.

     Cash compensation is the primary tool that the Company can use to attract and hold outstanding executives. Siliconix no longer has stock option or purchase plans of any kind, and since the Northern California community, in which most of the Company's senior personnel are located, is very accustomed to generous stock option plans, the Board of Directors as well as the Compensation Committee is aware that the Company must maintain salaries and bonuses at the upper end of community levels if Siliconix is to maintain its capable staff. It is the Company's policy to pay its personnel at no less than the 75th percentile of compensation of comparable personnel in the Silicon Valley. The Company also on occasion provides its executives with real estate loans that may be forgiven in increments over a specified number of years, provided that the executive remains employed by the Company during that period. See "Certain Transactions."

1996 COMPENSATION OF THE PRESIDENT AND CEO

     Mr. Kulle's base salary for 1996 was determined largely in accordance with the principles described above. In 1995, the Company achieved a 27% sales increase, to $250.3 million, and a 128% increase in net income, to $24.2 million. These results greatly exceeded the 1995 plan. The Compensation Committee considered other factors as well in determining Mr. Kulle's base salary for 1996; for example, in 1996, Mr. Kulle had responsibility not only for Siliconix, but also assumed responsibility for the Discrete Components Division of the semiconductor division of "TEMIC," the microelectronics enterprise within the Daimler-Benz Group, and is also acting Director of the Infrared Data Communications Product Unit of the TEMIC Semiconductors Discrete Components Division. Siliconix charges back to the other members of TEMIC Semiconductors costs and expenses that Mr. Kulle and other Siliconix employees incur on behalf of such other members.

     Another consideration was that the Board of Directors adopted a very aggressive revenue and profit plan for 1995, and Mr. Kulle supported that plan completely. Based on the foregoing, therefore, the Committee felt it was appropriate to compensate Mr. Kulle at the upper end of base salary levels for Presidents and CEOs generally, based upon the report of the Company's compensation consultants.

     Mr. Kulle's bonuses under the Key Professional Incentive Bonus Plan and the Key Professional Performance Unit Plan reflected 100% achievement of his personal goals for 1996. The Company did not achieve all of its corporate objectives under the Plans in 1996. The bonuses under the Plans were determined in accordance with the formulas mandated thereby.

     Submitted by the Compensation Committee: Richard J. Kulle, Frank Maier, Robert L. Wehrli

STOCK PRICE PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total stockholder returns, assuming reinvestment of dividends, for the Company, the S&P 500-Registered Trademark- Index and the S&P-Registered Trademark-Technology Sector Index. The total shareholder return assumes $100 invested on December 31, 1991 in Siliconix Common Stock, the S&P 500 Index and the S&P Technology Sector Index. Historic stock price performance is not necessarily indicative of future stock price performance, and any comparison or statement made in this analysis should not be considered a recommendation or comment relative to the purchase or sale of the Company's stock.


                                [GRAPH]


                               1991     1992     1993    1994    1995    1996
------------------------------------------------------------------------------
Siliconix                      $100     $231     $208    $381   $1,138   $723
S&P 500                        $100     $108     $118    $120   $  165   $203
S&P Technology Sector Index    $100     $104     $128    $149   $  215   $302
------------------------------------------------------------------------------

CERTAIN TRANSACTIONS

     In 1991, the Company retired all bank borrowings and certain other indebtedness and repurchased $6,972,000 in principal amount of its Guaranteed Floating Rate Subordinated Notes. The funds used for these purposes were obtained from AEG Aktiengesellschaft, an affiliated corporation, through loans of $15,000,000 at 7.875% and $18,500,000 at LIBOR plus 0.25%. In 1992,
$1.07 million of interest was added to the outstanding principal amount. The current principal amount of $34.57 million is owed to Daimler-Benz Capital, Inc. ("DBCI"), an affiliated corporation, bears interest at a floating rate equal to DBCI's cost of securing commercial paper, 5.81% at December 31, 1996, and is due in 1999.

     In 1994, the Company loaned Richard Kulle, President and Chief Executive Officer, $400,000 to assist Mr. Kulle in the purchase of a new home. Of the principal amount, $40,000 was forgiven in each of 1995-1996, $60,000 was forgiven in 1997, $40,000 will be forgiven in each of 1998-2003 and $20,000 will be forgiven in 2004, provided Mr. Kulle remains employed by Siliconix during that period. Later in 1994, the Company loaned Mr. Kulle an additional $250,000, payable in 1999. Of this amount, $50,000 was forgiven in 1995 and $100,000 was forgiven in 1997. In 1995, the Company loaned Mr. Kulle $400,000 for personal expenses. Of this amount, $300,000 remains outstanding. The principal amount outstanding from time to time on these loans bears interest at a floating rate that approximates the Company's cost of money, currently between 5% and 6% per annum. Interest on these loans was forgiven in 1996.

     In 1988, the Company loaned $150,000 to King Owyang, Executive Vice President, without interest, in connection with Dr. Owyang's relocation and employment by the Company. Of this amount, $100,000 was repaid, $28,000 was forgiven in 1994 and $22,000 was forgiven in 1995. In 1993 and 1994, the Company loaned an additional $250,000 to Dr. Owyang and in 1996, the Company loaned an additional $200,000 to Dr. Owyang. Of this amount, $40,000 was forgiven in 1995, $80,000 was forgiven in 1996 and 1997, and $50,000 will be forgiven in each of 1998-2002, provided Dr. Owyang remains employed by Siliconix during that period. The principal amount outstanding from time to time on these loans bears interest at a floating rate that approximates the Company's cost of money, currently between 5% and 6% per annum. Interest on these loans was forgiven in 1996. In 1995, the Company loaned Dr. Owyang $80,000 for personal expenses. This amount has been repaid.

     In 1993, the Company loaned Juergen Biehn, Vice President and Chief Financial Officer, $300,000 to assist Mr. Biehn in the purchase of a new home. Of this amount, $30,000 was forgiven in 1994-1995, $60,000 was forgiven in 1996 and $30,000 will be forgiven in each of 1997-2002, provided Mr. Biehn remains employed by Siliconix during that period. The principal amount outstanding from time to time bears interest at a floating rate that approximates the Company's cost of money, currently between 5% and 6% per annum. Interest on this loan was forgiven in 1996.

     In 1994, the Company loaned $50,000 to G. Thomas Simmons, Vice President, Marketing, in connection with Mr. Simmons's relocation and employment by the Company. Of this amount, $16,667 was forgiven in 1995 and $16,666 in 1996; the remaining $16,667 will be forgiven in 1997, provided Mr. Simmons remains employed by Siliconix during that period. In 1995, the Company loaned an additional $150,000 Mr. Simmons, to assist Mr. Simmons in the purchase of a new home. Of this amount, $60,000 was forgiven in 1996, $30,000 has been forgiven in 1997 and $30,000 will be forgiven later in 1997 and in 1998, provided Mr. Simmons remains employed by Siliconix during that period. The principal amount outstanding on these loans from time to time bears interest at a floating rate that approximates the Company's cost of money, currently between 5% and 6% per annum. Interest on these loans was forgiven in 1996.


PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS


     The independent certified public accountants for the Company for the fiscal year ended December 31, 1996 were KPMG Peat Marwick LLP. The Company's Board of Directors has also appointed KPMG Peat Marwick LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1997. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so or to respond to appropriate questions from shareholders.

     Shareholder ratification of the selection of KPMG Peat Marwick LLP as the Company's independent public accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG Peat Marwick LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the full Board will consider whether to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

SHAREHOLDER PROPOSALS

     Shareholder proposals must be received by the Company at its principal offices not later than December 26, 1997 in order for them to be considered for inclusion in the Company's Proxy Statement with respect to the 1998 Annual Meeting. No such proposals were received with respect to the 1997 Annual Meeting.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

     Directors and executive officers are required to comply with section 16 of the Securities Exchange Act of 1934, which requires generally that such persons file reports on Form 4 with the Securities and Exchange Commission on or before the tenth day of the month following any month in which they engage in any transaction in the Company's Common Stock. All directors and executive officers timely filed all required Form 4s with respect to transactions that occurred in the fiscal year ended December 31, 1996.

ANNUAL REPORT (FORM 10-K)

     Upon receipt of a written request from any shareholder, the Company will provide such shareholder, without charge, a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1996, including the financial statements and the schedule thereto. Shareholders desiring a copy of Form 10-K should send their written request to the Secretary, Siliconix incorporated, 2201 Laurelwood Road, Santa Clara, California 95054. If a shareholder making such a request is not a record owner of the Company's Common Stock, the request of such shareholder must contain a good-faith representation that, as of April 18, 1997, such shareholder was a beneficial owner of Common Stock.

MISCELLANEOUS

     The only business which the Board of Directors intends to present to the meeting is the election of a Board of Directors for the ensuing year and the ratification of the Company's accountants for the current year. The Board of Directors is not aware at the time of solicitation of the enclosed proxy of any other matter which may be presented for action at the meeting. In the event that any other matter should come before the meeting for action, management will vote the enclosed proxy in such manner as the named proxies determine in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS


David M. Achterkirchen
Secretary

April 25, 1997

                           SILICONIX INCORPORATED
                           ----------------------

                       ANNUAL MEETING OF SHAREHOLDERS
                               JUNE 6, 1997
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints and constitutes Richard J. Kulle and Frank Maier, or either of them, as proxies, each with full power of substitution, to represent and to vote, as designated below, all shares of the Common Stock of Siliconix incorporated held by the undersigned at the Annual Meeting of Shareholders to be held on Friday, June 6, 1997, at 4:00 p.m., or at any adjournment or adjournments thereof, for the following purposes, described in the Proxy Statement dated April 25, 1997, accompanying the notice of said meeting:


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


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
/ X / PLEASE MARK
      YOUR VOTES AS
      INDICATED IN
      THIS EXAMPLE

1.  ELECTION OF DIRECTORS.

FOR all nominees  / /

WITHHOLD AUTHORITY to vote for all nominees    / /


FOR all nominees except: ______________      / /

H. Eberhardt, R. Kulle, F. Maier, M. Muehlbayer, R. Wehrli, P. Westrick

2. RATIFICATION OF APPOINTMENT OF KPMG PEAT MARWICK LLP

            FOR     AGAINST           ABSTAIN
            / /       / /              / /

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. RECEIPT IS ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT DATED APRIL 25, 1997 AND THE ANNUAL REPORT FOR THE YEAR 1996.


I plan to attend the meeting                / /

I do not plan to attend the meeting         / /


Signature(s)_________________________________________ Dated __________, 1997

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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